                                                                  "Exhibit 99.1"
                                                                  --------------






                                             FOR IMMEDIATE RELEASE

CONTACT:

Richard Soloway, President                   Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                   Andria Arena (Media)
NAPCO SECURITY SYSTEMS, INC.                 WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                      (212) 370-5222; (212) 370-5252 fax
                                             e-mail: steve@wolfeaxelrod.com


                          NAPCO TO FILE FORM 10-K TODAY
                           - 4TH QUARTER AND FULL YEAR
                 CONSOLIDATED RESULTS INCLUDED IN THIS RELEASE-
               -NAPCO TO PRESENT EXTENSIVE LINE OF NEW PRODUCTS AT
                      ASIS 50TH ANNUAL SEMINAR AND EXHIBIT-

AMITYVILLE, NEW YORK - SEPTEMBER 27, 2004 -- NAPCO SECURITY SYSTEMS, INC., (NASDAQ: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, announced that it will be filing its Form 10-K today. In addition the Company has included a supplemental schedule to this release disclosing consolidated statements of income for the 4th quarter and years ended June 30, 2004 and 2003.

NAPCO also noted that it will be exhibiting at the September 27th-29th, 2004 Dallas, TX ASIS International (ASIS) show. The ASIS show is the largest in the world devoted to industrial and commercial security showcasing products and services to its membership of more than 33,000 security professionals. NAPCO will be presenting a number of new products including:

      - Continental Instruments' new Turbo Superterm-8 expandable intelligent controller capable of supporting all access control functions for one to eight doors and networking to the largest building access control systems,

      - the new NAPCO Internet Video product line VCAM-I Network/IP Video Camera and ViP-GATEWAY Universal 4-Camera IP Module which puts commercial and residential users online with fast broadband internet video that permits up to four analog video cameras to view the inside and outside of buildings on any PC or video cell phone,

      - The Alarm Lock Systems new Trilogy(R) PL3000 , designed especially for vandal-resistant applications. The ProxLock (Proximity Lock) accepts up to 2000 Prox ID's and is weatherproof for both indoor and outdoor applications. The PL3000's versatility allows the user to program up to 500 lock/unlock events and set individual access and authority level through a user-friendly Windows-based PC software platform,

      - Alarm Lock is also adding to its leading line of innovative pushbutton access locks with the introduction of the Trilogy(R) DL4100 Electronic Digital Privacy Lock which insures the user total privacy once the lock is engaged.

"NAPCO is repeatedly developing new, innovative, state-of-the-art security products and solutions for the industrial, commercial and governmental user. These products, as demonstrated by the exciting new products mentioned above, as well as others that we will be showing at the ASIS show in Dallas on the 27th-29th of September, will gain additional recognition for NAPCO as a leader in the security field. By delivering more value to our customers we will ultimately deliver more value to our shareholders," Mr. Richard Soloway, President and CEO, stated.


NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For more information on NAPCO and its subsidiaries, please visit the Company's web site at: www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

                                                                  TABLES FOLLOW:

                      NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   Years Ended             Three Months Ended
                                   -----------             ------------------
                              6/30/04      6/30/03*      6/30/04       6/30/03*
                              --------     --------      --------      --------
Net sales ................    $ 58,093     $ 57,340      $ 18,887      $ 18,350
Cost of Sales ............      38,553       41,939        11,504        13,062
                              --------     --------      --------      --------
Gross Profit .............      19,540       15,401         7,383         5,288
Selling, General and
   Administrative expenses      13,475       13,176         3,530         3,263
                              --------     --------      --------      --------
Operating Income .........       6,065        2,225         3,853         2,025
                              --------     --------      --------      --------
Other Income (Expense):
   Interest Expense, net .        (420)        (727)          (89)         (150)
   Other, net ............        (109)         127           (43)            9
                              --------     --------      --------      --------
                                  (529)        (600)         (132)         (141)
                              --------     --------      --------      --------
Income Before Income Taxes       5,536        1,625         3,721         1,884
Provision For Income Taxes       2,201          615         1,566           700
                              --------     --------      --------      --------
Net Income ...............    $  3,335     $  1,010      $  2,155      $  1,184
                              ========     ========      ========      ========

Earnings Per Share:
   Basic .................    $   0.50     $   0.15      $   0.32      $   0.19
   Diluted ...............    $   0.47     $   0.14      $   0.30      $   0.18

* The three months and year ended June 30, 2003 are restated to reflect the effect of a 2:1 stock split effective April 2004.

                                           ###